NEWS RELEASE

BIOLASE REPORTS 2013 SECOND QUARTER, SIX-MONTH RESULTS

Q2 Net Revenue Increases 17% Year over Year to $14.2 Million
Year-to-Date Net Revenue Increases 18% Year over Year to $28.8 Million
Q2 Laser System Revenue Increases 16%, Year over Year
Q2 Imaging Revenue Increases 50%, Year over Year

IRVINE, CA (August 7, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, and a pioneer in laser surgery in other medical specialties, today reported unaudited financial results for the second quarter and six months ended June 30, 2013.

Financial Highlights of the 2013 Second Quarter:

•	Net revenue of $14.2 million for Q2 2013, a 17% increase over net revenues of $12.2 million for Q2 2012.

•	Net revenue of $28.8 million for the six months ended June 30, 2013, an 18% increase over net revenues of $24.5 million for the same prior year period.

•	Non-GAAP net loss for Q2 2013 of $1.9 million, or a loss of $0.06 per share, as compared to a non-GAAP net loss of $1.3 million, or a loss of $0.04 per share, for Q2 2012.

•	Net revenue from the sale of core laser systems increased $1.3 million, or 16%, for Q2 2013 as compared to Q2 2012; increased $2.1 million, or 12%, for the six months ended June 30, 2013, as compared to the prior year period.

•	Net revenue from the sale of digital imaging systems and CAD/CAM intraoral scanners increased $456,000, or 50%, for Q2 2013 as compared to Q2 2012; increased $1.3 million, or 128%, for the six months ended June 30, 2013, as compared to the prior year period.

Operating Highlights of the 2013 Second Quarter:

•	Named current Director Alexander K. Arrow, M.D., President and Chief Operating Officer.

•	Added two new independent directors to our Board of Directors; medical device and robotics visionary Frederic Moll, M.D., and healthcare banker & Chief Financial Officer Erin Enright.

•	Declared a one-half percent stock dividend payable on June 28, 2013, to stockholders of record as of June 14, 2013.

•	Entered into a royalty agreement with Lambda S.p.A. (“Lambda”) which resulted in a payment from Lambda for past royalties and established a royalty rate for Lambda to pay on future sales.

•	Entered into an affiliation agreement with Sun Dental Laboratories, LLC (“Sun Dental Labs”) to form a strategic partnership where Sun Dental Labs will assist in developing sales opportunities for our family of Trios® intraoral scanners (“IOS”) manufactured by Copenhagen-based 3Shape A/S; BIOLASE is currently a non-exclusive distributor for the Trios IOS in the United States and Canada.

•	The United States Patent and Trademark Office (“USPTO”) rejected all pertinent patent claims of Utah-based CAO Group, Inc.’s (the “CAO Group’s”) U.S. Patent No. 7,485,116 that were subject to reexamination; demonstrated that the CAO Group’s allegations of patent infringement are without merit.

•	Comerica Bank increased BIOLASE’s credit facility agreements from $8 million to $10 million, decreased both the domestic and Ex-Im interest rates, established financial and non-financial covenants for the year ending December 31, 2013, and added $1 million of additional mid-quarter borrowing flexibility.

•	Joined the Organization for Safety, Asepsis and Prevention (“OSAP”) as a member of its prestigious Super Sponsor partnership as advocates for safe and infection-free dentistry.

Clinical Highlights of the 2013 Second Quarter:

•	Received several new clearances from the U.S. Food and Drug Administration (the “FDA”):

•	For the WaterLase® iPlus® all-tissue laser for use as a surgical instrument for soft-tissue procedures in orthopedic and podiatric surgery.

•	For the EPIC™ 10S for a broad spectrum of medical procedures; includes clearance for over 80 procedures in 19 additional medical markets.

•	For the NewTom™ BIOLASE VG3 (“VG3”) digital panoramic, cephalometric, and tomographic extra-oral X-ray system which BIOLASE markets and distributes in the U.S.; BIOLASE is the exclusive distributor of NewTom digital imaging products for the dental market in the U.S. and Canada.

•	Granted several new patents:

•	For treating various conditions of the eye, including Presbyopia, Cataracts, and Glaucoma; provides additional support for ophthalmic applications.

•	For various configurations of battery operated lasers with wireless transmitters; has far-reaching applications for hard- and soft-tissue procedures in dentistry and medicine and could also be used for scientific, industrial, and consumer products.

•	For laser delivery systems for tooth whitening, pain therapy and medical applications; significantly expands and strengthens technology in the area of applying laser energy to various parts of the body to optimize the clinical effects.

•	For non-contact handpiece for tissue cutting; further expands and protects our industry-leading WaterLase technology.

•	Launched the EPIC V-Series veterinary soft-tissue diode laser.

•	Our WaterLase technology was featured in 36 new articles published in the English language during the 2013 second quarter.

Highlights Subsequent to the 2013 Second Quarter:

•	Issued a new patent for delivering sterile water; significantly expands on BIOLASE’s fluid conditioning system technology which is already covered in several U.S. patents.

•	Entered into a strategic agreement with Valam Corporation to develop, market, and sell office-based laser systems to Ear, Nose, and Throat (or “ENT”) doctors; BIOLASE’s EPIC™ 10 soft-tissue laser has already been cleared by the FDA for use in ENT surgical procedures.

•	Named marketing executive and eye care, medical laser, and post-surgical anesthesia industry veteran Orlando P. Rodrigues as Vice President, Marketing.

Federico Pignatelli, Chairman and CEO, said, “While we experienced 17% net revenue growth for the second quarter of 2013 when compared to the prior year second quarter, this result was approximately 7% to 10% lower than our internal goal for the quarter. While we are experiencing growth in all areas of our business, we fell short of our own internal expectations due to an unusually slow quarter end for our domestic laser sales, Germany not performing as expected, a delay in U.S. deliveries of the latest CAD/CAM system model from our European vendor, and a pair of problems that hurt our sales in Canada. Severe flooding in June in parts of Canada impeded sales and we did not receive approval from Health Canada for our EPIC 10, which was anticipated in the second quarter.  Compounding these head winds domestically were the continued uncertainty and confusion over the recent implementation of Obamacare and a sharp rise in interest rates.”

“We’ve been following our new direct marketing strategy in the U.S. and Canada of becoming a Total Technology Solution provider to further the adoption of our proprietary WaterLase YSGG technology to a larger community of dentists as a “must have.” We therefore focused on selling our entire line of products, including our full line of hard- and soft-tissue lasers and our digital imaging and CAD/CAM intra-oral scanning systems.  Concentrating on selling our EPIC 10 diode soft-tissue laser and our lines of licensed digital imaging and CAD/CAM equipment has caused a short term negative impact on our traditional margin, but we expect this strategy to result in opportunities to leverage these relationships and sell those new customers our flagship WaterLase iPlus. So ultimately the strategy should advance the penetration of our unique technology into the mainstream of dental practices. We strongly believe that a dentist that integrates a soft-tissue diode into their practice, along with other cutting edge technologies, and experiences the tremendous benefits of such integration, will ultimately purchase an all-tissue WaterLase, the ultimate advancement in virtually painless and clinically superior dental surgery. Each time we place one of our EPIC soft-tissue diode lasers or one of our licensed imaging products with a new customer, it creates future selling opportunities.”

Pignatelli continued, “Just as BIOLASE has recently strengthened its board of directors with the addition of two highly qualified new members, so too it has continued to strengthen senior management.  We appointed a new President and COO when current Director Alexander Arrow accepted that role in June.  Further, in July, we appointed Orlando Rodrigues as our new Vice President of Marketing.  These changes are coming at a time when we are free of the selling constraints that BIOLASE operated under from 2010 to 2012 when we moved away from Henry Schein and can finally concentrate on a comprehensive marketing platform.  Moreover, they are joining the Company as we are entering the second half of the year, a time during which BIOLASE traditionally generates approximately 55% to 60% of its annual revenue,” concluded Pignatelli.

“We have the most important assets for a company to have: great technology, great products, and great people,” said Alexander K. Arrow, M.D., President and Chief Operating Officer, “and a portfolio of approximately 340 patents and patent applications to back them up. I’ve carefully reviewed the operations of BIOLASE in the last couple of months and we surely have opportunities to improve operational efficiencies. These opportunities lie in planning, product development, execution of new ideas, and particularly in sales and marketing. We plan to make BIOLASE live up to its potential. Our products appeal to dentists because they offer them an extremely attractive return on investment, and clinical data supports their use in nearly every dental procedure. And after those advantages are understood, at the end of the day, our products transform the patient experience, and we make clinicians love what they do. Our challenge, and our opportunity, is to communicate that to mainstream clinicians – to move beyond the 3% to 4% of the market referred to as the ‘innovators’ and into the next 7% to 10% of the market referred to as the ‘early adopters.’”

“As a priority we plan to take the steps we need to create a cash-flow positive company that consistently grows. This goes hand-in-hand with our challenge to convert the business we have today with a two-year old transformative lead product into a profitable, faster-growing, and more valuable enterprise. We plan to unify our marketing message in order to transition past the ‘innovators’ who have largely bought the iPlus in its first two years on the market. Our goal is to become a purveyor of clinical tools that average clinicians find essential to deliver superior patient care. Once we appeal not just to opinion-leaders – but to typical clinicians – as a basic necessity, we expect BIOLASE to realize its full potential as a high-growth and cash-flow positive company in the years to come,” concluded Arrow.

Net revenue for the 2013 second quarter totaled $14.2 million, compared with $12.2 million in the 2012 second quarter, an increase of approximately $2.0 million, or 17%. Net revenue for the six months ended June 30, 2013, totaled $28.8 million, an increase of approximately $4.3 million, or 18%, as compared with net revenue of $24.5 million for the six months ended June 30, 2012. The increases to net revenue for the three and six months ended June 30, 2013, were primarily attributable to increased sales of the Company’s core laser systems and increased sales of our licensed imaging products.

Laser system net revenue increased by approximately $1.3 million, or 16%, in the 2013 second quarter as compared to the prior year quarter and by approximately $2.1 million, or 12%, in the six months ended June 30, 2013, compared to the same period of 2012. We expect continued growth in sales of our core laser systems for the year ending December 31, 2013, as compared to the prior year.

Fred Furry, CFO, commented, “The strong response we have received from the dental industry domestically and internationally regarding our new EPIC 10 diode platform, which received FDA clearance in the fourth quarter of 2012, has already shown that it will be a significant contributor to revenue for the remainder of 2013 and beyond. This is very promising as we believe that dentists who purchase diode lasers, whether our new EPIC 10 or some other brand, are more likely to purchase our all-tissue WaterLase iPlus system in the future.”

Imaging revenues, which included both cone beam digital imaging and CAD/CAM intraoral scanners, totaled approximately $1.4 million, or 10% of net revenue, during the 2013 second quarter as compared to $904,000, or 8% of net revenue, for the prior year quarter. For the six months ended June 30, 2013, imaging revenues increased by approximately $1.3 million, or 128%, as compared to the same period of 2012. The increases for the three and six months ended June 30, 2013, were driven by increased sales and marketing efforts and increased equipment offerings at various value propositions.

Consumables and other net revenue, which includes consumable products such as disposable tips, increased by approximately $162,000, or 11%, for the 2013 second quarter as compared to the prior year quarter. For the six months ended June 30, 2013, consumables and other net revenue increased by approximately $278,000, or 9%. This increase in consumables and other net revenue during 2013 was primarily a result of auxiliary sales to our growing laser customer base.

Furry continued, “We expect the growth of the consumables segment of our business to continue to accelerate as our core laser products gain more traction within the industry, as well as with our current existing customer base.”

Gross profit as a percentage of net revenue was 39% as compared to 45% for the prior year quarter. For the six months ended June 30, 2013, gross profit as a percentage of net revenue was 39% as compared to 46% for the year period. The quarter-over-quarter and year-over-year decreases were primarily due to higher sales of licensed imaging equipment, which generally carry lower margins than our laser products, and increased international laser sales, which generally carry a lower margin than our domestic laser sales.

“We have seen improvements to the margins of our domestic laser sales as our volumes increase but we have also seen our overall margin decrease as both our international laser sales and imaging and CAD/CAM sales have increased as a percentage of our total revenue. Therefore, based on our projected revenue mix and expenditures for the remainder of the year, we expect that our gross margin will improve to the low- to mid-forties for the second half of the year,” Furry concluded.

Operating expenses totaled $7.9 million, or 55% of net revenue, as compared to $7.2 million, or 59% of net revenue, in the 2012 second quarter. For the six months ended June 30, 2013, operating expenses totaled $16.5 million, or 57% of net revenue, as compared with $14.6 million, or 60% of net revenue, for the six months ended June 30, 2012, an increase of $1.8 million, or 12%. The quarter-over-quarter and year-over-year increases were primarily driven by a substantial investment in our sales and marketing efforts during the 2013 first quarter and increased legal expenses related to enforcing and protecting our intellectual property portfolio.

Effective for sales beginning January 1, 2013, the Patient Protection and Affordable Care Act imposed a 2.3% medical device excise tax on certain product sales to customers located in the U.S. As a result, we incurred excise tax expenses of $112,000, or 1% of net revenue, for the 2013 second quarter and $219,000, or 1% of net revenue, for the six months ended June 30, 2013.

Our net loss for the 2013 second quarter totaled approximately $2.6 million, or a loss of $0.08 per share, compared to a net loss of $1.9 million, or a loss of $0.06 per share, for the 2012 second quarter. After removing interest expense of $117,000, depreciation and amortization expenses of $153,000, and stock-based, other equity instruments, and other non-cash compensation expense of $442,000, the 2013 second quarter resulted in a non-GAAP net loss of $1.9 million, or a loss of $0.06 per share, compared with a non-GAAP net loss of $1.3 million, or a loss of $0.04 per share, for the 2012 second quarter.

For the six months ended June 30, 2013, our net loss totaled approximately $5.2 million, or a loss of $0.16 per share, as compared to a net loss of $3.5 million, or a loss of $0.11 per share, for the six months ended June 30, 2012. After removing interest expense of $204,000, depreciation and amortization expenses of $298,000, and stock-based, other equity instruments, and other non-cash compensation expense of $936,000, the six months ended June 30, 2013, resulted in a non-GAAP net loss of $3.8 million, or a loss of $0.12 per share, compared with a non-GAAP net loss of $2.2 million, or a loss of $0.07 per share, for the six months ended June 30, 2012.

Liquidity and Capital Resources
As of June 30, 2013, BIOLASE had approximately $3.8 million in working capital. Cash and cash equivalents totaled approximately $2.1 million at June 30, 2013, compared to $2.5 million at December 31, 2012.

Accounts receivable totaled $11.5 million at June 30, 2013, compared to $11.7 million at December 31, 2012. At June 30, 2013, the Company had two revolving credit facilities totaling $10.0 million, with $1.5 million of available borrowings, in excess of the $6.0 million outstanding.

On July 26, 2013, the Company filed a registration statement on Form S-3 (the “2013 Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register an indeterminate number of shares of common stock, preferred stock, and warrants with a total offering price not to exceed $30 million.

Financial Outlook
For the year ending December 31, 2013, the Company is expecting net revenue to be in the low end of its guidance range for the year of approximately $68 million to $72 million. The low end of $68 million represents an 18% increase over 2012 net revenue. The Company no longer expects to generate cash from operations overall for the year ending December 31, 2013, but does expect to do so for the fourth quarter ending December 31, 2013.

Conference Call
As previously announced, BIOLASE will hold a conference call to discuss these financial results as follows:

Date: Time: Dial-in numbers: Live webcast:	Wednesday, August 7, 2013 4:30pm EDT 1-877-407-4019 (toll-free/U.S. & Canada) 1-201-689-8337 (toll/international) www.biolase.com, under ‘Investors’

The archived webcast will be available for 90 days on the Company’s website, www.biolase.com, in the ‘Investors’ section under ‘Audio Archive.’

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment and CAD/CAM intraoral scanners; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate approximately 340 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 23,000 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, WaterLase®, iPlus®, and EPIC™ are all registered trademarks or trademarks of BIOLASE, Inc.

NewTom™ is a trademark of QR S.r.l. Corporation, a wholly-owned subsidiary of Cefla Capital Services, S.p.A., and Trios® is a registered trademark of 3Shape A/S LLC.

Non-GAAP Financial Measures
The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP financial measures presented exclude the items summarized in the table on page 11 of this press release. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per basic and diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives, product introductions and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current perspective of existing trends and information and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700

(financial tables follow)BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Product and services revenue	$14,208	$12,125	$28,697	$24,437
License fees and royalty revenue	39	50	147	58

Net revenue	14,247	12,175	28,844	24,495
Cost of revenue	8,686	6,675	17,489	13,188

Gross profit	5,561	5,500	11,355	11,307

Operating expenses:
Sales and marketing	4,138	3,720	9,390	7,748
General and administrative	2,598	2,221	4,845	4,432
Engineering and development	1,005	1,272	2,010	2,462
Excise tax	112	—	219	—

Total operating expenses	7,853	7,213	16,464	14,642

Loss from operations	(2,292)	(1,713)	(5,109)	(3,335)

Gain (loss) on foreign currency transactions	9	(92)	(90)	(109)
Interest expense, net	(117)	(38)	(204)	(42)

Non-operating loss, net	(108)	(130)	(294)	(151)

Loss before income tax (benefit) provision	(2,400)	(1,843)	(5,403)	(3,486)
Income tax (benefit) provision	168	34	(204)	63

Net loss	$(2,568)	$(1,877)	$(5,199)	$(3,549)

Net loss per share:
Basic	$(0.08)	$(0.06)	$(0.16)	$(0.11)

Diluted	$(0.08)	$(0.06)	$(0.16)	$(0.11)

Shares used in the calculation of net loss per share:
Basic	31,690	31,670	31,582	31,988

Diluted	31,690	31,670	31,582	31,988

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BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except per share data)

	June 30,	December 31,
	2013	2012
ASSETS Current assets:
Cash and cash equivalents	$2,101	$2,543
Accounts receivable, less allowance of $380 in 2013 and $304 in 2012	11,477	11,680
Inventory, net	12,559	11,142
Prepaid expenses and other current assets	1,341	1,552

Total current assets	27,478	26,917
Property, plant, and equipment, net	1,581	1,509
Intangible assets, net	217	300
Goodwill	2,926	2,926
Deferred tax asset	16	16
Other assets	245	305

Total assets	$32,463	$31,973

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) Current liabilities:
Lines of credit	$5,992	$1,637
Accounts payable	9,299	7,663
Accrued liabilities	5,084	6,267
Customer deposits	174	582
Deferred revenue, current portion	3,123	3,226

Total current liabilities	23,672	19,375
Deferred tax liabilities	591	663
Other liabilities, long term	34	141

Total liabilities	24,297	20,179

Stockholders’ equity (deficit):
Preferred stock, par value $0.001	—	—
Common stock, par value $0.001	34	34
Additional paid-in capital	142,383	140,747
Accumulated other comprehensive loss	(385)	(320)
Accumulated deficit	(117,467)	(112,268)

	24,565	28,193
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total Stockholders’ equity	8,166	11,794

Total liabilities and stockholders’ equity	$32,463	$31,973

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BIOLASE, INC.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP net loss	$(2,568)	$(1,877)	$(5,199)	$(3,549)
Adjustments:
Interest expense	117	38	204	42
Depreciation and amortization expense	153	122	298	247
Stock-based, other equity instruments, and other non-cash compensation expense	442	400	936	1,070

Non-GAAP net loss	$(1,856)	$(1,317)	$(3,761)	$(2,190)

GAAP net loss per share, basic and diluted	$(0.08)	$(0.06)	$(0.16)	$(0.11)
Adjustments:
Interest expense	0.00	0.00	0.00	0.00
Depreciation and amortization expense	0.00	0.00	0.01	0.01
Stock-based, other equity instruments, and other non-cash compensation expense	0.02	0.02	0.03	0.03

Non-GAAP net loss per share, basic and diluted	$(0.06)	$(0.04)	$(0.12)	$(0.07)

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